UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2012

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02	Unregistered Sales of Equity Securities

See Item 3.02 below.

Item 8.01	Other Events

(a)
Asher Enterprises has completed the conversion of its noted dated February 28, 2012.  As a result, the next note available for conversion is not until approximately 10/29/2012.  Asher will be able to convert the noted dated April 26, 2012 note on approximately 10/29/2012.  Asher has completed to date the conversion of 3 notes:  the notes dated November 29, 2011, the noted dated January 10, 2012, and the note dated February 28, 2012.

(b)
On September 13, 2012, the Company issued 3,826,087 shares of Class A Common stock at an applicable conversion price of $0.0023.  Asher Enterprises converted $7,500 of its note convertible in the amount of $32,500.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the lowest closing bid price ten (10) trading days prior to the conversion date.  Asher has completed the conversion of the note dated February 28, 2012.  This draw is against the note dated January 10, 2012 in the amount of $32,500.  This draw completed the conversions allowed under the note dated February 28, 2012.

(c)
On September 12, 2012, the Company issued 6,521,739 shares of Class A Common stock at an applicable conversion price of $0.0023.  Asher Enterprises converted $15,000 of its note convertible in the amount of $32,500.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the lowest closing bid price ten (10) trading days prior to the conversion date.  Asher has completed the conversion of the note dated February 28, 2012.  This draw is against the note dated January 10, 2012 in the amount of $32,500.

(d)
On September 11, 2012, the Company issued 4,347,826 shares of Class A Common stock at an applicable conversion price of $0.0023.  Asher Enterprises converted $10,000 of its note convertible in the amount of $32,500.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the lowest closing bid price ten (10) trading days prior to the conversion date.  Asher has completed the conversion of the note dated February 28, 2012.  This draw is against the note dated January 10, 2012 in the amount of $32,500.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           September 13, 2012                                                       The Graystone Company, Inc.

By: /s/ Joseph Mezey
Name: Joseph Mezey
Title: CFO